As filed with the Securities and Exchange Commission on April 20, 2000
================================================================================
                                                     Registration No. 333-86105

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                          DISCOVERY LABORATORIES, INC.
             (Exact Name of Registrant as Specified in its Charter)
                                 ---------------

                   Delaware                           350 South Main Street             94-3171943
(State or Other Jurisdiction of Incorporation or            Suite 307                (I.R.S. Employer
                 Organization                     Doylestown, Pennsylvania 18901  Identification Number)

   (Address, Including Zip Code and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)
                                 ---------------
                            Robert J. Capetola, Ph.D.
                             Chief Executive Officer
                              350 South Main Street
                                    Suite 307
                         Doylestown, Pennsylvania 18901
                                 (215) 340-4699
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 ---------------
                                   Copies to:
                             Steven A. Fishman, Esq.
                                Battle Fowler LLP
                               75 East 55th Street
                            New York, New York 10022
                                 (212) 856-7000
                                 ---------------

    Approximate date of commencement of proposed sale to public: From time to time or at one time after the effective date of this registration statement as determined by market conditions.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                                 ---------------
    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
                                 ---------------

                                         CALCULATION OF REGISTRATION FEE
==================================================================================================================
                                                            Proposed             Proposed
      Title of each class of          Amount to be      Maximum Offering     Maximum Aggregate       Amount of
   securities to be registered        registered(1)    Price Per Share(2)    Offering Price(2)    Registration Fee
------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value           3,846,694            $4.4100          $16,955,307.91         $4,476.20
------------------------------------------------------------------------------------------------------------------

(1) Includes 580,569 shares of common stock issuable upon the exercise of certain Class E warrants and 348,341 shares of common stock issuable upon the exercise of certain placement warrants issued by the registrant.

(2)  Estimated  solely  for the  purpose of  calculating  the  registration  fee pursuant to Rule 457(c) of the Securities Act of 1933 as amended and determined by multiplying (i) 2,917,784 shares of common stock owned by the selling stockholders and registered for resale hereunder by $3.375 the average of the high and low of the common stock on the Nasdaq SmallCap Market on April 17, 2000, (ii) 580,569 shares of common stock issuable upon the exercise of certain Class E warrants by $7.375 and (iii) 348,341 issuable on exercise of the placement warrants by $8.113. The proposed maximum offering price per share represents the weighted average price per share.

================================================================================
928158.3

     Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered such additional shares of common stock as may become issuable pursuant to the anti-dilution provisions of the warrants referred to in footnote 1 above.


928158.3

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.


================================================================================
PRELIMINARY PROSPECTUS               SUBJECT TO COMPLETION, DATED APRIL 20, 2000

                                3,846,694 Shares

                          DISCOVERY LABORATORIES, INC.

                                  Common Stock


                                 ---------------



     All of the shares of common stock covered by this prospectus are owned by the stockholders listed in the section of this prospectus called "Selling Stockholders" or are issuable on exercise of warrants owned by the selling stockholders. The selling stockholders may sell any or all of their shares from time to time. See "Plan of Distribution."

     We will not receive any of the proceeds of sales by the selling stockholders. We have agreed to bear all expenses related to this offering, other than underwriting discounts and commissions and any transfer taxes on the shares of common stock that the selling stockholders are offering.

     Our common stock is traded on the Nasdaq SmallCap Market under the symbol "DSCO."

     Investing in this common stock involves a high degree of risk. See "Risk Factors" beginning on page 4.

                                 ---------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ---------------


                 The date of this Prospectus is April __, 2000.














================================================================================



928158.3

                                TABLE OF CONTENTS

                                                                           Page

Prospectus Summary............................................................1

Company Summary...............................................................1

Risk Factors..................................................................3

Forward-Looking Statements...................................................12

Additional Information.......................................................13

Use of Proceeds..............................................................13

Selling Stockholders.........................................................13

Plan of Distribution.........................................................15

Where You Can Find More Information..........................................16

Information Incorporated by Reference........................................16

Experts......................................................................16

Legal Matters................................................................16



928158.3

                               PROSPECTUS SUMMARY

     Because this is a summary, it does not contain all the details that may be important to you. You should read this entire prospectus carefully before you invest.


                                 COMPANY SUMMARY

     We are a development stage pharmaceutical company that focuses on developing compounds to treat respiratory diseases that affect the ability of the lungs to absorb oxygen. We are initially developing our lead product candidate, Surfaxin(R), for use by newborn infants to treat two respiratory conditions in critical care units of hospitals. We are also developing this lead product candidate for the treatment of acute respiratory distress syndrome and acute lung injury in adult patients. We believe we can use Surfaxin(R) to treat other respiratory conditions. These include asthma, chronic obstructive pulmonary disease, emphysema and cystic fibrosis. In addition, we believe we can use Surfaxin(R) to deliver drugs that are currently delivered by injection. These drugs include antibiotics, pulmonary vasodilators, brochodilators, steroids and proteins. We are also evaluating acquiring licenses to drug candidates in the early stage of development for the treatment of respiratory diseases. We may develop and market our products on our own or seek to enter into collaborations with corporate partners for manufacturing and marketing these drugs.

        Our lead product is Surfaxin(R). Surfaxin(R) is a formulation of an artificial lung surfactant containing a peptide or chain of amino acids. We patterned Surfaxin(R) after a human surfactant protein. Surfactants are substances that are produced in the lungs. They possess the ability to lower the surface tension of the fluid normally present within the air sacs that are inside of the lungs. In the absence of sufficient surfactants, these air sacs tend to collapse. As a result, the lungs do not absorb sufficient oxygen.

        We intend to use Surfaxin(R) for the treatment of several respiratory conditions. Currently, we are developing Surfaxin(R) for the treatment of respiratory distress syndrome in premature infants, meconium aspiration syndrome in full-term infants and acute respiratory distress syndrome and acute lung injury in adults. We have also begun developing Surfaxin(R) to treat other respiratory disorders.

        Respiratory distress syndrome is a condition in which premature infants are born with an insufficient amount of their own natural surfactant. Meconium aspiration syndrome is a similar condition, in which full-term infants are born with meconium in their lungs. Meconium is the baby's first bowel movement in the mother's womb. This condition can lead to meconium aspiration syndrome if the baby breathes in the meconium. Both of these conditions can be life-threatening as a result of the failure of the lungs to absorb sufficient oxygen. These conditions can also deplete natural surfactants in the lungs. This results in the need for mechanical ventilation. Acute respiratory distress syndrome can result from a variety of events. Some of these events are pneumonia, breathing in the contents of the stomach, trauma, smoke inhalation, near drowning and head injury.

        Acute respiratory distress syndrome/acute lung injury affects approximately 240,000 patients per year in the United States. Respiratory distress syndrome in premature infants affects 40,000 to 50,000 newborns per year in the United States. Twenty to forty percent of infants with respiratory distress syndrome require extended mechanical ventilation and hospitalization. Meconium aspiration syndrome affects approximately 26,000 newborn infants per year in the United States.



928158.3

        Presently, the FDA has only approved replacement surfactants for treating respiratory distress syndrome in premature infants. These approved replacement surfactants come from pigs and cows. Surfaxin(R) is a synthetic surfactant. As a result, we believe that we can manufacture Surfaxin(R) less expensively. In addition we believe that Surfaxin(R) might possess other pharmaceutical benefits not possessed by animal surfactants. The FDA has not approved replacement surfactants for treatment of meconium aspiration syndrome and acute respiratory distress syndrome. The FDA has granted meconium aspiration syndrome and acute respiratory distress syndrome fast track designation. Fast track status does not accelerate the clinical trials nor does it mean that the regulatory requirements are less stringent. However, the FDA will review the New Drug Application for a drug granted fast track status within six months. The FDA has awarded us an orphan drug grant to support our development of Surfaxin(R) in meconium aspiration syndrome.

        We also intend to begin preclinical research into converting Surfaxin(R) into an aerosol spray for the treatment of asthma, chronic obstructive pulmonary disease, acute and chronic bronchitis and a variety of other respiratory diseases.

        Our second compound under development is SuperVent(TM). We intend to use SuperVent(TM) to treat airway diseases such as cystic fibrosis and chronic bronchitis. We deliver SuperVent(TM) to patients using a nebulizer. A nebulizer is a device that turns liquid into mist, making it breathable. We anticipate using SuperVent(TM) for the treatment of lung conditions involving inflammation, excessive mucous and injurious oxidation. Injurious oxidation is a condition where atoms in tissue lose electrons, which can result in damage to the tissue.

        Cystic fibrosis is a progressive, lethal respiratory disease that afflicts approximately 23,000 patients in the United States and a comparable number in Europe. Cystic fibrosis is the most common lethal genetic disease among Caucasians. Because of this genetic defect, mucus accumulates and clogs the lungs, impairing breathing. This can lead to gradual destruction of the lungs of cystic fibrosis patients. The inability to clear mucus from the lungs can lead to blockage of the airways in the lungs. A new therapy that is intended to minimize the complications of cystic fibrosis could have a major impact on the length and quality of life of its patients.

        We are conducting clinical trials of Surfaxin(R) for the treatment of respiratory distress syndrome, meconium aspiration syndrome and acute respiratory distress syndrome. In addition, we are conducting clinical trials of SuperVent(TM) for treatment of cystic fibrosis.

        In October 1999, we entered into a sublicense agreement and exclusive manufacturing agreement for Surfaxin(R) in the territories of southern Europe and Latin America with Laboratorios Del Dr. Esteve, S.A.

        Surfaxin(R) and SuperVent(TM) are our trademarks. This prospectus also includes product names, trademarks and trade names of other companies, which names are the exclusive property of the holders thereof.

        Our executive offices are located at 350 South Main Street, Suite 307, Doylestown, Pennsylvania 18901. Our telephone number is (215) 340-4699 and our facsimile number is (215) 340-3940.


928158.3
                                        2

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should consider carefully the following risk factors together with all of the other information included or incorporated by reference in this prospectus before you decide to purchase shares of our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. In this event, the trading price of our common stock could decline and you could lose part or all of your investment.

Because We Are a Development Stage Company, We May Not Successfully Develop and Market Our Products, and Even If We Do, We May Not Generate Enough Revenue or Become Profitable.
--------------------------------------------------------------------------------

We are a development stage company. Therefore, you must evaluate us in light of the uncertainties and complexities present in a development stage biotechnology company. We are conducting research and development on our product candidates. Accordingly, we have not begun to market or generate revenues from the commercialization of any of these products. We will need to engage in significant, time- consuming and costly research, development, pre-clinical studies, clinical testing and regulatory approval for our products under development prior to their commercialization. In addition, pre-clinical or clinical studies may show that our products are not effective or safe for one or more of their intended uses. We may fail in the development and commercialization of our products. Since inception, we have incurred a cumulative operating loss of approximately $32,000,000 and we expect to incur significant increasing operating losses over the next several years. If we succeed in the development of our products, we still cannot assure you that we will generate sufficient or sustainable revenues or that we will be profitable.

The Types of Products We Are Developing Are Subject to Risks That Are Difficult to Foresee, and We May Not Succeed In Our Development Efforts.
--------------------------------------------------------------------------------

Our development of products is subject to the risks of failure inherent in the development of new pharmaceutical products which utilize innovative or new technologies. During the development process, we could experience unforeseen problems that could delay us from completing the development of our products. As a result, we may terminate development of these products or applications. We cannot assure you:

    --  that we will succeed in our research and development;

    --  that we will successfully market our proposed products.

If We Cannot Raise Additional Capital We Will Need to Discontinue Our Research and Development Activities. In Addition, Any Additional Financing Could Result in Dilution.
--------------------------------------------------------------------------------

We do not have enough working capital to continue to meet our research and development requirements and we may not obtain the additional financing necessary to meet these requirements. We will need substantial additional funding to conduct our research and product development activities and, if we are successful, to manufacture and market products. We intend to raise further funds through collaborative ventures entered into with potential corporate partners and through additional debt or equity financings. We may in some cases elect to develop products on our own instead of entering into collaboration

928158.3
                                        3
arrangements. This would increase our cash requirements for research and development. We cannot provide assurance that we will obtain necessary financing. Any additional financing could include unattractive terms or result in significant dilution of stockholders' interests. If we fail to enter into collaborative ventures or to receive additional funding, we may have to scale back or discontinue our research and development operations. Furthermore, we could cease to qualify for listing of our securities on the Nasdaq SmallCap Market. See "We Face the Possibility of Delisting From the Nasdaq SmallCap Market."

If We Fail to Obtain Regulatory Approval to Commercially Manufacture or Sell Any of Our Products or If the FDA Delays Approval of Our Product Candidates, it Could Increase the Cost of Product Development or Ultimately Prevent or Delay Our Ability to Sell Our Products and Generate Revenues.
--------------------------------------------------------------------------------

In order to sell  our  products  that are  under  development,  we must  receive regulatory approvals for our products. The FDA and comparable agencies in foreign countries extensively and rigorously regulate the testing, manufacture, distribution, advertising, pricing and marketing of drug products. The FDA and comparable agencies in other countries require an extensive regulatory approval process before we can market our product. This process includes preclinical studies and clinical trials of each pharmaceutical compound to establish its safety and effectiveness and confirmation by the FDA that the manufacturer maintains good laboratory, clinical and manufacturing practices during testing and manufacturing. The process is lengthy, expensive and uncertain. It is also possible that we may not reach agreement with the FDA on the design of clinical studies necessary for approval. In addition, conditions imposed by the FDA on our clinical trials could significantly increase the time required for completion of clinical trials and the costs of conducting clinical trials. Clinical trials generally take two to five years or more to complete.

The testing and approval processes require the expenditure of substantial resources. The FDA may not give us the requisite approvals for our products on a timely basis, if ever. The FDA could withdraw any approvals we obtain. Further, if there is a later discovery of unknown problems or if we fail to comply with other applicable regulatory requirements at any stage in the regulatory process, the FDA may restrict or delay our marketing of a product, or force us to make product recalls. In addition, the FDA could impose other sanctions such as fines, injunctions, civil penalties or criminal prosecutions. For marketing outside the United States, we also need to comply with foreign regulatory requirements governing human clinical trials and marketing approval for pharmaceutical products. The FDA and foreign regulators have not yet approved any of our products under development for marketing in the United States or elsewhere. If the FDA and other regulators do not approve our products, it could prevent us from marketing our products.

Our Strategy,  In Many Cases,  Is to Enter into  Collaboration  Agreements  with
Third Parties with Respect to Our Products and We May Require Additional Collaboration Agreements. In Addition, If We Enter into These Agreements and the Third Parties Do Not Perform, it Could Impair Our Ability to Commercialize Our Products.
--------------------------------------------------------------------------------

Our strategy for the completion of the required development and clinical testing of our products and for the manufacturing, marketing and commercialization of our products, in many cases, depends upon entering into collaboration arrangements with pharmaceutical companies. We have entered into a sublicense agreement for Surfaxin(R) covering southern Europe and Latin America. We may need to enter into additional collaboration agreements. Our success may depend upon obtaining partners. In addition, we may depend on our partners' expertise and dedication of sufficient resources to develop and commercialize our proposed products. We may in the future grant to collaboration partners rights to license and

928158.3
                                        4
commercialize pharmaceutical products developed under collaboration agreements. Under these arrangements our collaboration partners may control key decisions relating to the development of the products. Those rights would limit our flexibility in considering alternatives for the commercialization of our products. If we fail to develop successfully these relationships or if our collaboration partners fail to develop successfully or commercialize any of our products, it may delay or prevent us from developing or commercializing our products in a competitive and timely manner.

Discoveries or Developments of New Technologies by Our Competitors or Others May Make Our Products less Competitive or Make Our Products Obsolete.
--------------------------------------------------------------------------------

There are rapidly changing technologies and evolving industry standards in the biotechnology and pharmaceutical markets. We intend to market our products under development for the treatment of diseases for which other technologies and proposed treatments are rapidly developing. The research efforts of others may render our research and product development efforts obsolete. Third parties conducting research include governments, major research facilities and large multinational corporations. Many of the third parties have greater research and development, manufacturing, marketing, financial, technological, personal and managerial resources than we have.

If We Cannot Protect Our Intellectual Property, Other Companies Could Use Our Technology in Competitive Products. If We Infringe the Intellectual Property Rights of Others, Other Companies Could Prevent us from Developing or Marketing Our Products.
--------------------------------------------------------------------------------

We seek patent protection for our drug candidates so as to prevent others from commercializing equivalent products in substantially less time and at substantially lower expense. The pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success will depend in part on our ability and that of parties from whom we license technology to:

    -- defend our patents and otherwise prevent others from infringing on our proprietary rights;

    --  protect trade secrets; and

     -- operate without infringing upon the proprietary rights of others, both in the United States and in other countries.

The patent position of firms relying upon biotechnology is highly uncertain and involves complex legal and factual questions. To date, the United States Patent and Trademark Office ("USPTO") has not adopted a consistent policy regarding the breadth of claims that the USPTO allows in biotechnology patents or the degree of protection that these types of patents afford.

Even If We Obtain Patents to Protect Our Products, Those Patents May Not Be Sufficiently Broad and Others Could Compete with Us.
--------------------------------------------------------------------------------

We, or the parties licensing technologies to us, have filed various United States and foreign patent applications with respect to the products and technologies under our development and the USPTO and foreign patent offices have issued patents with respect to our products and technologies. These patent applications include international applications filed under the Patent Cooperation Treaty. Our pending patent applications, those we may file in the future or those we may license from third parties may not result in the USPTO or foreign patent office issuing patents. Also, if patent rights covering our products

928158.3
                                        5
are not sufficiently broad, they may not provide us with proprietary protection or competitive advantages against competitors with similar products and technologies. Furthermore, if the USPTO or foreign patent offices issue patents to us or our licensors, others may challenge the patents or circumvent the patents, or the patent office or the courts may invalidate the patents. Thus, any patents we own or license from third parties may not provide any protection against competitors. In particular, our issued and pending patents relating to SuperVent(TM) cover high concentrations of tyloxapol. These patents could prove meaningless if low concentrations of tyloxapol are as effective as higher concentrations of tyloxapol in treating the indications which we are developing our SuperVent(TM) product to treat.

Patents Which Others Obtain Could Limit Our Ability to Market Our Products.
--------------------------------------------------------------------------------

Our commercial success also significantly depends on our ability to operate without infringing the patents or violating the proprietary rights of others. The USPTO keeps United States patent applications confidential while the applications are pending. Accordingly, we cannot determine which inventions third parties claim in pending patent applications which they have filed. We may need to engage in litigation to defend or enforce our patent and license rights or to determine the scope and validity of the proprietary rights of others. It will be expensive and time consuming to defend and enforce patent claims. Thus, even in those instances in which the outcome is favorable to us, these proceedings can result in the diversion of substantial resources from our other activities. An adverse determination may subject us to significant liabilities or require us to seek licenses that third parties may not grant to us. An adverse determination could also require us to alter our products or processes or cease altogether any related research and development activities or product sales.

If We Cannot Meet Requirements under Our License Agreements, We Could Lose Our Rights to Our Products.
--------------------------------------------------------------------------------

We depend on licensing arrangements to maintain rights to our products under development. These agreements require us to make payments and satisfy performance obligations in order to maintain our rights under these licensing arrangements. In addition, we are responsible for the cost of filing and prosecuting patent applications and maintaining issued patents licensed to us. If we do not meet our obligations under our license agreements in a timely manner, we could lose the rights to our proprietary technology.

We Rely on Confidentiality Agreements That Our Employees Could Breach.
--------------------------------------------------------------------------------

We require all employees to enter into confidentiality agreements that prohibit the disclosure of confidential information to third parties and require disclosure and assignment to us of rights to our employees' ideas, developments, discoveries and inventions while we employ them. In addition, we seek to obtain these types of agreements from our consultants, advisors and research collaborators. To the extent that consultants, key employees or other third parties apply technological information which they or other parties independently develop to any of our proposed projects, disputes may arise as to the proprietary rights to this type of information. In such case, a court may determine that the right belongs to a third party. In addition, we will rely on trade secrets and proprietary know-how that we will seek to protect in part by confidentiality agreements with our employees, consultants, advisors or others. We cannot assure you:

    --  that they will not breach these agreements; or


928158.3
                                        6

     -- that agreements we would obtain would provide adequate remedies for this type of breach or that our trade secrets or proprietary know-how will not otherwise become known or competitors will not independently develop similar technology.

If the Third Parties We Depend on for the Manufacture of Our Pharmaceutical Products Do Not Supply These Products in a Timely Manner, it May Delay or Impair Our Ability to Develop and Market Our Products.
--------------------------------------------------------------------------------

We rely on outside manufacturers, including Taylor Pharmaceuticals, Inc., to produce appropriate clinical grade material that meets standards for use in clinical studies for our products. We will also rely on outside manufacturers for production of products after marketing approval. We may also enter into arrangements with other manufacturers for the manufacture of material for use in clinical testing and after marketing approval.

Our outside manufacturers may not perform as they have agreed or may not remain in the contract manufacturing business for a sufficient time to successfully produce and market our product candidates. In this event we may fail to find a replacement manufacturer or develop our own manufacturing capabilities. If we cannot do so, it could delay or impair our ability to obtain regulatory approval for our products. There could be a substantial delay before the FDA and foreign regulatory authorities qualify and register a new facility of a replacement manufacturer

We may in the future elect to manufacture some of our products on our own. We do not currently have a manufacturing facility, manufacturing experience or manufacturing personnel. If we determine to manufacture products on our own and do not successfully develop manufacturing capabilities, it will adversely affect sales of our products.

In addition, the FDA and foreign regulatory authorities require manufacturers to register manufacturing facilities. The FDA and corresponding foreign regulators inspect these facilities to confirm compliance with good manufacturing practice requirements that the FDA or corresponding foreign regulators establish. If our third-party foreign or domestic suppliers or manufacturers of our products fail to comply with good manufacturing practice requirements or other FDA regulatory requirements, it could adversely affect our ability to market our products.

We Do Not Have Marketing and Sales Experience, and Our Lack of That Experience Could Limit Our Ability to Generate Revenues from Future Product Sales.
--------------------------------------------------------------------------------

We do not have marketing and sales experience or marketing or sales personnel. If we do not develop a marketing and sales force, then we will depend on arrangements with corporate partners or other entities for the marketing and sale of our products. We may not succeed in entering into any satisfactory third- party arrangements for the marketing and sale of our products. In addition, we may not succeed in developing marketing and sales capabilities or we may not have sufficient resources to do so. If we fail to establish marketing and sales capabilities or fail to enter into arrangements with third parties, it will adversely affect sales of our products.

We Depend upon Key Employees and Consultants in a Competitive Market for Skilled Personnel. If We Are Unable to Attract and Retain Key Personal, it Could Adversely Effect Our Ability to Develop and Market Our Products.
--------------------------------------------------------------------------------

928158.3
                                        7

We are highly dependent upon the principal members of our management team, especially Dr. Capetola, and our directors, as well as our scientific advisory board members, consultants and collaborating scientists. We have an employment agreement with Dr. Capetola which expires on June 15, 2002. We also have employment agreements with other key personnel with termination dates in 2001. We do not maintain key-man life insurance. The loss of any of these persons' services would adversely affect our ability to develop and market our products and obtain necessary regulatory approvals.

Our future success also will depend in part on the continued service of our key scientific and management personnel and our ability to identify, hire and retain additional personnel, including marketing and sales staff. We experience intense competition for qualified personnel.

While we attempt to provide competitive compensation packages to attract and retain key personnel, some of our competitors are likely to have greater resources and more experience than we have, making it difficult for us to compete for key personnel.

Our Industry is Highly Competitive and We Have less Capital and Resources than Many of Our Competitors, and This May Give Them an Advantage in Developing and Marketing Products Similar to Ours.
--------------------------------------------------------------------------------

Our industry is highly competitive. We compete with numerous existing companies intensely in many ways. We expect new companies to enter our industry and we expect competition to increase. Many of these companies have substantially greater research and development, marketing, financial, technological, personnel and managerial resources than we have. In addition, many of these competitors, either alone or with their collaborative partners, have significantly greater experience than we do in:

    --  developing products;

    --  undertaking preclinical testing and human clinical trials;

    --  obtaining FDA and other regulatory approvals or products; and

    --  manufacturing and marketing products.

Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or commercializing products before us. If we commence commercial product sales, we will compete against companies with greater marketing and manufacturing capabilities. These are areas in which, as yet, we have limited or no experience. In addition, developments by competitors may render our product candidates obsolete or uncompetitive. Our competitors may succeed in developing and marketing products that are more effective than ours.

We  also  face,   and  will  continue  to  face,   competition   from  colleges,
universities, governmental agencies and other public and private research organizations. These competitors are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technology that they have developed. Some of these technologies may compete directly with the technologies that we are developing. These institutions will also compete with us in recruiting highly qualified scientific personnel. We expect that therapeutic developments in the areas in which we are active may occur at a rapid rate and that competition will intensify as advances in this field are made. Accordingly, we need to continue to devote substantial resources and efforts to research and development activities.


928158.3
                                        8

If Product Liability Claims Are Brought Against Us, it May Result in Reduced Demand for Our Products or Damages That Exceed Our Insurance Coverage.
--------------------------------------------------------------------------------

The marketing and use of our products exposes us to product liability claims in the event that the use or misuse of those products causes injury, disease or results in adverse effects. Use of our products in clinical trials, as well as commercial sale, could result in product liability claims. In addition, sales of our products through third party arrangements could also subject us to product liability claims. We presently carry product liability insurance relating to our clinical trials of Surfaxin(R) and SuperVent(TM). However, this insurance coverage might not fully cover any potential claims. We may need to obtain additional product liability insurance coverage prior to initiation of other clinical trials. We expect to obtain product liability insurance coverage before commercialization of our proposed products; however, this insurance is expensive and insurance companies may not issue this type of insurance when we need it. We cannot provide assurance that we can obtain adequate insurance in the future at an acceptable cost. Any product liability claim, even one that was not in excess of our insurance coverage or one that is meritless, could adversely affect our cash available for other purposes, such as research and development. In addition, the existence of a product liability claim could affect the market price of our common stock.

Healthcare Reform Measures and Reimbursement Procedures May Prevent Us from Obtaining an Adequate Level of Reimbursement for Our Products That in Turn Would Decrease Our Ability to Generate Revenues.
--------------------------------------------------------------------------------

Efforts of governmental and third-party payors to contain or reduce the costs of health care through various means could affect the levels of revenues and profitability of pharmaceutical and biotechnology products and companies. For example, in some foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been a number of federal and state proposals to implement similar government control. Pricing constraints on our products could negatively impact our revenues and profitability.

In the United States and elsewhere, successful commercialization of our products will depend in part on the availability of reimbursement to the consumer using our products from third-party health care payors such as government and private insurance plans. Third-party payors may not provide sufficient reimbursement to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. Third-party health care payers are increasingly challenging the price and examining the cost-effectiveness of medical products and services. If we succeed in bringing one or more products to market, and the government or third-party payors fail to provide adequate coverage or reimbursement rates for those products, it could reduce our product sales and product revenues.

Directors, Executive Officers, Principal Stockholders and Affiliated Entities Own a Significant Percentage of Our Capital Stock, and this Could Have an Effect on Actions by the Stockholders.
--------------------------------------------------------------------------------

As of March 29, 2000, our directors, executive officers, principal stockholders and affiliated entities beneficially own, in the aggregate, approximately 32% of our outstanding voting securities. Accordingly, these stockholders have the ability to exert substantial influence over the election of our Board of Directors and the outcome of issues requiring approval by our stockholders. This concentration of ownership may have the effect of delaying or preventing a change in control. This could prevent transactions in which stockholders might otherwise recover a premium for their shares over current market prices.

We Face the Possibility that Nasdaq May Delist our Common Stock from the NASDAQ Smallcap Market.
--------------------------------------------------------------------------------

928158.3
                                        9

To meet the current listing requirements for Nasdaq to continue to list our securities on the Nasdaq SmallCap Market, we will have to maintain:

        (a)   (1) at least $2 million in net tangible assets or

              (2) $35 million in market capitalization or

              (3) $500,000 in net income (over two of the last three years), and

        (b) a public float of at least 500,000 shares valued at $1 million or more and

        (c) a minimum bid price of $1 and

        (d) at least 300 holders of our common stock and

        (e) at least two active market makers.

At December 31, 1999, we had $3,108,000 in net tangible assets. The closing price of our common stock during the period from January 1, 1999 to April 19, 2000 ranged from $1.00 to $12.63 and the closing price of our common stock on April 19, 2000 was $5.34. We may need to raise additional capital in order to continue to meet the listing requirements.

If we are unable to satisfy the listing requirements, Nasdaq may delist our securities from the Nasdaq SmallCap Market. If any trading markets for our securities are available, investors could only trade in the over-the-counter market in the Pink Sheets(R) (a quotation medium operated by the National Quotation Bureau, LLC), or on the NASD's OTC Bulletin Board(R). Consequently, this would impair the liquidity of our securities. This could reduce the number of our securities investors could buy and sell and could result in delays in the timing of the transactions, reduction in securities analysts' and the news media's coverage of us and lower prices for our securities.

The "Penny Stock" Rules May Adversely Affect the Liquidity of Our Common Stock.
--------------------------------------------------------------------------------

If Nasdaq delisted our securities from the Nasdaq SmallCap Market, Rule 15g-9 under the Exchange Act would apply. Rule 15g-9 imposes additional sales practice requirements on broker-dealers that sell these types of securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions that this rule covers, a broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written consent to the transaction prior to sale. Consequently, the rule may adversely affect the ability of broker-dealers to sell our securities and may adversely affect the ability of stockholders to sell any of our securities in the secondary market.

The Commission has adopted regulations that define a "penny stock". Generally, a penny stock is an equity security that has a market price of less than $5.00 per share. For any transaction involving a penny stock that is not exempt, the rules require that a broker-dealer deliver a disclosure schedule that the Commission has prepared relating to the penny stock market. The rule also requires the broker-dealer to disclose information about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, rules require that the broker-dealers send monthly statements disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

928158.3
                                              10

These restrictions will not apply to our securities if the Nasdaq SmallCap Market continues to list our securities. If Nasdaq delists our securities and they become subject to the existing or proposed rules on penny stocks, it could severely adversely affect the market liquidity for our securities.

A Substantial Number of Our Securities Are Eligible for Future Sale and this Could Affect the Market Price for Our Stock and Our Ability to Raise Capital.
--------------------------------------------------------------------------------

The market price of our common stock could drop due to sales of a large number of shares of our common stock or the perception that these sales could occur. As of April 19, 2000, there were approximately 20,707,804 shares of common stock currently outstanding. In addition, as of April 19, 2000 up to 6,412,794 shares of Common Stock were issuable on exercise of outstanding options and warrants.

Holders of our stock options and warrants are likely to exercise them, if ever, at a time when we otherwise could obtain a price for the sale of our securities that is higher than the exercise price per security of the options or warrants. This exercise or the possibility of this exercise may impede our efforts to obtain additional financing through the sale of additional securities or make this financing more costly.

We cannot predict the effect that the availability of these shares for sale will have on the market price of our common stock. Nevertheless, because holders may sell substantial amounts of our common stock in the public market, the market price of our common stock could drop as a result of sales of these securities or the perception that these types of sales may occur. These factors could also make it more difficult for us to raise funds through future offerings of securities.

Anti-takeover Provisions of Our Certificate of Incorporation and Delaware Law Could Delay Actual or Potential Changes of Control, Which Could Affect
Stockholder   Ability  to  Benefit  From  Market  Fluctuations  and  Changes  in
Management.
--------------------------------------------------------------------------------

Our Certificate of Incorporation and Delaware law contain provisions which may discourage transactions involving actual or potential changes in control. Our Certificate of Incorporation allows us to issue shares of preferred stock without any vote or further action by our shareholders. Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred shares. Our Board of Directors also has the authority to issue these shares without further stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends on common stock and the right to the redemption of these shares, together with a premium, prior to the redemption of our common stock. In addition, our Board of Directors, without further stockholder approval, could issue large blocks of preferred stock to fend against unwanted tender offers or hostile takeovers.

We are also subject to provisions of Delaware law that could delay or make more difficult a merger, tender offer or proxy contest involving us. In particular, we are subject to Section 203 of the Delaware General Corporation Law that prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless the Board of Directors and stockholders approve the transactions in a prescribed manner. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by this type of entity or person. The possible issuance of preferred stock and the provisions of Delaware law could have the effect of discouraging others from making tender offers for our securities. As a consequence, they also may inhibit

928158.3
                                       11
fluctuations in the market price of our common stock that otherwise could result from actual or rumored takeover attempts. Those provisions also may have the effect of preventing changes in our management.


                           FORWARD-LOOKING STATEMENTS

The statements set forth under the captions "Company Summary" and elsewhere in this prospectus, including in "Risk Factors," which are not historical constitute "Forward Looking Statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies for the future. We intend that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our views as of the date they are made with respect to future events and financial performance, but are subject to many risks and uncertainties, which could cause our actual results to differ materially from any future results expressed or implied by such forward-looking statements.

Examples of such risks and uncertainties include, but are not limited to, the inherent risks and uncertainties in developing products of the type we are developing; possible changes in our financial condition; the progress of our research and development (including the risk that our lead product candidate,
Surfaxin(R), will not prove to be safe or useful for the treatment of certain indications); the impact of development of competing therapies and/or technologies by other companies; our ability to obtain additional required financing to fund our research programs; our ability to enter into agreements with collaborators and the failure of collaborators to perform under their agreements with us; the results of clinical trials being conducted by the Company; the progress of the FDA approvals in connection with the conduct of our clinical trials and the marketing of our products; the additional cost and delays which may result from requirements imposed by FDA in connection with obtaining the required approvals; and the other risks and certainties detailed in "Risk Factors", and in the documents incorporated by reference in this prospectus.

We do not undertake to update any forward-looking statements.

                             ADDITIONAL INFORMATION

        The Company and the Placement Agent will make available to each prospective investor and his or her representative during the course of the Offering, upon request by the prospective investor or his or her representative, copies of the Exhibits hereto not included herewith, the opportunity to ask questions and receive answers concerning the terms and conditions of the Offering, and to obtain any additional information.

                                 USE OF PROCEEDS

        We will not receive any proceeds from the sales of common stock by the selling stockholders pursuant to this prospectus.

                              SELLING STOCKHOLDERS

        The following table sets forth information with respect to the amount of common stock held by each selling stockholder as of the date of this prospectus and the shares being offered by the selling stockholders. The table indicates the nature of any position, office or other material relationship that the selling stockholder has had within the past three years with Discovery Laboratories or any of its predecessors or affiliates. This prospectus relates to the offer and sale of the selling stockholders of up

928158.3
                                       12
to 2,917,784 shares of common stock, including 928,910 shares of common stock issuable upon the exercise of outstanding warrants issued by Discovery Laboratories. The selling stockholders may offer all or part of the shares of common stock covered by this prospectus. Information with respect to shares owned beneficially after the offering assumes the sale of all of the shares offered and no other purchases or sales of common stock. The common stock offered by this prospectus may be offered from time to time by the selling stockholders named below.



928158.3
                                       13


                                    Number of
                                    Shares of                    Total
                                     Common        Number      Number of                     Number of                   Percentage
                                   Stock, not    of Shares     Shares of     Percentage    Shares to be    Number of       to be
                                    including   Represented      Common     Beneficially    Offered for   Shares to    Beneficially
                                    Warrants,   by Warrants      Stock         Owned        the Account    be Owned        Owned
                                  Beneficially  Beneficially  Beneficially     Before      of the Selling  after this    after this
      Name                            Owned        Owned         Owned +      Offering      Stockholder    Offering       Offering

Leonard Adams                          15,385         3,077         18,462        *               18,462        0              0
Louis Adler                             3,846           769          4,615        *                4,615        0              0
Burton Ahrens                           3,846           769          4,615        *                4,615        0              0
Balanced Investment LLC                76,923        15,385         95,308        *               95,308        0              0
Banque SCS Alliance SA                 76,923        15,385         95,308        *               95,308        0              0
Beck Family Partners LP                38,462         7,692         46,154        *               46,154        0              0
Nancy Beres                             1,538           308          1,846        *                1,846        0              0
David Bershad                          30,769         6,154         36,923        *               36,923        0              0
Elliott Broidy                         23,077         4,615         27,692        *               27,692        0              0
Richard Buonocore                       3,846           769          4,615        *                4,615        0              0
Mark Butler                             3,846           769          4,615        *                4,615        0              0
Andrew and Barbara Cichelli             7,692         1,538          9,230        *                9,230        0              0
Roger and Margaret Coleman              3,846           769          4,615        *                4,615        0              0
Concordia Partners LP                  76,923        15,385         95,308        *               95,308        0              0
Robert Conrads                          7,692         1,538          9,230        *                9,230        0              0
Archibald Cox, Jr.                     38,462         7,692         46,154        *               46,154        0              0
Credito Privato Commerciale SA        153,846        30,769        184,615        *              184,615        0              0
Deephaven Private Placement            23,077         4,615         27,692        *               27,692        0              0
Trading Ltd.
Elke R. DeRamirez                       7,692         1,538          9,230        *                9,230        0              0
Donner Corp. International              5,000             0          5,000        *                5,000        0              0
DG Lux Lacuna Apo Biotech Fund        123,077        24,615        147,692        *              147,692        0              0
John Joseph Dougherty                   3,846           769          4,615        *                4,615        0              0
Drax Holding, LP                      153,846        30,769        184,615        *              184,615        0              0
Marc Florin                            23,077         4,615         27,692        *               27,692        0              0
Albert Fried, Jr.                     230,769        46,154        276,923        1.33%          276,923        0              0
Wendy Grabler                          15,385         3,077         18,462        *               18,462        0              0
Greenlight Capital LP                  55,800        11,160         66,960        *               66,960        0              0
Greenlight Capital Offshore Ltd.       86,615        17,323        103,938        *              103,938        0              0
Greenlight Capital Qualified LP        88,354        17,671        106,025        *              106,025        0              0
Jack Hirschfield                        1,923           385          2,308        *                2,308        0              0
Theresa Incagnoli                       1,538           308          1,846        *                1,846        0              0
JAS Oil & Gas Partnership Ltd.          7,692         1,538          9,230        *                9,230        0              0
J.F. Shea & Co., Inc.                  76,923        15,385         95,308        *               95,308        0              0
Keys Foundation                        76,923        15,385         95,308        *               95,308        0              0
Ira Kotel                               3,959           769          4,728        *                4,615      113              *
Leiden Overseas Ltd.                    3,846           769          4,615        *                4,615        0              0
Kenneth Lerer                           3,105             0          3,105        *                3,105        0              0
Michael H. Schwartz Profit             15,385         3,077         18,462        *               18,462        0              0
Sharing Plan
Maria Molinsky                         15,385         3,077         18,462        *               18,462        0              0
Walter Montgomery                         690             0            690        *                  690        0              0
Cecilia and Raul Obregon                7,692         1,538          9,230        *                9,230        0              0
Omicron Partners, LP                   53,846        10,769         64,615        *               64,615        0              0


928158.3
                                       14


                                    Number of
                                    Shares of                    Total
                                     Common        Number      Number of                     Number of                   Percentage
                                   Stock, not    of Shares     Shares of     Percentage    Shares to be    Number of      to be
                                    including   Represented      Common     Beneficially    Offered for   Shares to    Beneficially
                                    Warrants,   by Warrants      Stock         Owned        the Account    be Owned        Owned
                                  Beneficially  Beneficially  Beneficially     Before     of the Selling  after this     after this
      Name                            Owned        Owned         Owned +      Offering      Stockholder    Offering       Offering

Paramount Capital, Inc.1            2,387,609     1,100,501      3,488,110       16%             348,341      3,139,768     15.74%
PIMCO Opportunity Fund                461,538        92,308        553,846        2.66%          553,846        0              0
Richard Pollak                          7,692         1,538          9,230        *                9,230        0              0
Alexander Pomper                        7,692         1,538          9,230        *                9,230        0              0
Richard Power                           3,077           615          3,692        *                3,692        0              0
Dr. Tis Prager                          7,692         1,538          9,230        *                9,230        0              0
Royal Bank of Canada                  153,846        30,769        184,615        *              184,615        0              0
Linda Gosden Robinson                   3,105             0          3,105        *                3,105        0              0
Rahn & Bodmer                         153,846        30,769        184,615        *              184,615        0              0
David Ruttenberg                        7,692         1,538          9,230        *                9,230        0              0
Wayne Saker                            12,308         2,462         14,770        *               14,770        0              0
Scoggin Capital Management, LP         76,923        15,385         95,308        *               95,308        0              0
Lori Shapero                           11,538         2,308         13,846        *               13,846        0              0
John Siebel                             2,308           462          2,770        *                2,770        0              0
Simon Family Trust                      3,846           769          4,615        *                4,615        0              0
Southshore Capital Fund Ltd.           76,923        15,385         95,308        *               95,308        0              0
St John's Trust                        76,923        15,385         95,308        *               95,308        0              0
Stern Joint Venture LP                 76,923        15,385         95,308        *               95,308        0              0
Myron Teitelbaum                        3,846           769          4,615        *                4,615        0              0
The Moore Family Trust                 15,385         3,077         18,462        *               18,462        0              0
The Lincoln Fund Tax Advantage         11,538         2,308         13,846        *               13,846        0              0
LP
The Lincoln Fund, LP                   23,077         4,615         27,692        *               27,692        0              0
The Rapier Group, GP                    4,769           954          5,723        *                5,723        0              0
Sean C. Twomey                          2,308           462          2,770        *                2,770        0              0
Melvyn Weiss                           30,769         6,154         36,923        *               36,923        0              0
Robert Whetten                         11,538         2,308         13,846        *               13,846        0              0
Windward Venture Partners, Inc.        15,385         3,077         18,462        *               18,462        0              0
Yi Tuan & Brunstein                    10,504             0         10,504        *                3,036      7,468            *


---------------
*       Less than 1%.

+ The information contained in this table reflects "beneficial" ownership of common stock within the meaning of Rule 13d-3 under the Exchange Act. On April 19, 2000, Discovery Laboratories had 20,707,804 shares of common stock outstanding. Beneficial ownership information reflected in the table includes shares issuable upon the exercise of outstanding warrants issued by Discovery Laboratories

----------------------------
1 Includes shares beneficially owned by RAQ, LLC and Aries Domestic Fund, L.P. ("Aries Domestic") and The Aries Master Fund, a Cayman Island Exempted Corporation ("Aries Fund" and, together with Aries Domestic, "Aries"). Lindsay Rosenwald is Chairman, President and sole stockholder of Paramount Capital, Inc. ("Paramount Capital") and, as a result, Paramount Capital may be deemed to share beneficial ownership of shares owned by Dr. Rosenwald. Dr. Rosenwald is also Chairman, President and sole stockholder of Paramount Capital Asset Management, Inc. ("PCAM"). PCAM is the general partner of Aries Domestic and the investment manager of Aries Fund. As a consequence of these relationships, each of Dr. Rosenwald and PCAM may be deemed to share beneficial ownership of the Common Stock beneficially owned by Aries. Dr. Rosenwald is also the Managing Member of RAQ, LLC and, accordingly, may be deemed to have beneficial ownership of the Common Stock beneficially owned by RAQ, LLC. The placement agent warrants pursuant to which the shares of Common Stock registered hereby may be transferred to employees of Paramount Capital and placement agent warrants granted in connection with prior placements have been transferred to employees of Paramount Capital. Dr. Rosenwald disclaims beneficial ownership of any securities issuable upon exercise of warrants held by employees of Paramount Capital.

928158.3
                                       15

                              PLAN OF DISTRIBUTION

        The shares of common stock covered by this prospectus are owned by the selling stockholders. As used in the rest of this section of the prospectus, the term "selling stockholders" includes the named selling stockholders and any of their pledgees, donees, transferees or other successors in interest selling shares received from a named selling stockholder after the date of this prospectus. The selling stockholders may offer and sell, from time to time, some or all of the shares. We have registered the shares for sale by the selling stockholders so that the shares will be freely tradeable by them. Registration of the shares does not mean, however, that the shares necessarily will be offered or sold. We will not receive any proceeds from any offering or sale by the selling stockholders of the shares. We will pay all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares.

        The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares may be sold by or for the account of the selling stockholders from time to time in transactions on the Nasdaq SmallCap Market, the over-the-counter market, or otherwise. These sales may be at fixed prices or prices that may be changed, at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices. The shares may be sold by means of one or more of the following methods:

     -- in a block trade in which a broker-dealer will attempt to sell a block of shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    --    purchases  by  a  broker-dealer   as  principal  and  resale  by  that
          broker-dealer for its account pursuant to this prospectus;

    -- on markets where our common stock is traded or in an exchange distribution in accordance with the rules of the exchange;

    --    through broker-dealers, that may act as agents or principals;

    --    directly to one or more purchasers;

    --    through agents;

     -- in connection with the loan or pledge of shares to a broker-dealer, and the sale of the Shares so loaned or the sale of the Shares so pledged upon a default;

     --   in  connection  with  put  or  call  option  transactions,   in  hedge
          transactions, and in settlement of other transactions in standardized or over-the-counter options;

    --    through  short  sales of the  Shares by the  selling  stockholders  or
          counterparties  to  those   transactions,   in  privately   negotiated
          transactions; or

     -- in any combination of the above. In addition, any of the shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. The broker-dealer transactions may include:

    -- purchases of the shares by a broker-dealer as principal and resales of the shares by the broker-dealer for its account pursuant to this prospectus;

    --    ordinary brokerage transactions; or

    --    transactions in which the broker-dealer solicits purchasers.

928158.3
                                       16

     If a material arrangement with any broker-dealer or other agent is entered into for the sale of any Shares through a block trade, special offering, exchange distribution, secondary distribution, or a purchase by a broker or dealer, a prospectus supplement will be filed, if necessary, pursuant to Rule 424(b) under the Securities Act disclosing the material terms and conditions of these arrangement.

     The selling stockholders and any broker-dealers or agents participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Shares by the selling stockholders and any commissions received by a broker-dealer or agents, acting in this capacity, may be deemed to be underwriting commissions under the Securities Act. The selling stockholders may agree to indemnify any agent or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

     The selling stockholders are not restricted as to the price or prices at which they may sell their shares. Sales of such shares may have an adverse effect on the market price of the common stock. Moreover, the selling stockholders are not restricted as to the number of shares that may be sold at any time, and it is possible that a significant number of shares could be sold at the same time, which may have an adverse effect on the market price of the common stock.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661- 2511. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's Website at "http://www.sec.gov."

     We have filed with the Securities and Exchange Commission a registration statement (which contains this prospectus) on Form S-3 under the Securities Act of 1933. The registration statement relates to the common stock offered by the selling stockholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to us and the common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the Commission, as described in the preceding paragraph.


                      INFORMATION INCORPORATED BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings we make with the Securities and Exchange Commission after the date of this prospectus under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     1. Our Annual Report on Form 10-KSB for the year ended December 31, 1999;

     2. Our Current Report on Form 8-K filed on February 8, 2000, March 7, 2000, March 20, 2000 and March 29, 2000; and


928158.3
                                       17

     3. The description of our capital stock contained in our Form 8-A as filed with the Securities and Exchange Commission on July 13, 1995.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Discovery Laboratories, Inc., 305 South Main Street, Suite 307, Doylestown, Pennsylvania 18901, Attention: Cynthia Davis. Telephone requests may be directed to (215) 340-4699, extension 112. Exhibits to the documents will not be sent, unless those exhibits have specifically been incorporated by reference in this prospectus.

     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information contained in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                     EXPERTS

     The consolidated financial statements of Discovery Laboratories, Inc. and subsidiary (the "Company") as of December 31, 1999 and for each of the years in the two-year period ended December 31, 1999 and the period from May 18, 1993 (inception) through December 31, 1999 included in the Company's Annual Report on Form 10-KSB, incorporated by reference in this registration statement, and have been incorporated herein in reliance on the report of Richard A. Eisner & Company, LLP, independent auditors, stated in their reports appearing therein. These financial statements have been given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby has been passed upon for us by Battle Fowler LLP, New York, New York.



928158.3
                                       18

We have not authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. The selling stockholders are offering to sell, and seeking offers to buy, only the shares of Discovery Laboratories common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the shares.


                                3,846,694 SHARES




                          DISCOVERY LABORATORIES, INC.


                                  COMMON STOCK


                                 April 20, 2000



928158.3
                                       19

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

     The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the selling stockholders. All amounts are estimated except the Commission registration fee.



                                                              Amount
SEC registration fee...............................     $             4,476.20
Accounting fees and expenses.......................     $             4,000.00
Legal fees and expenses............................     $            25,000.00
Miscellaneous fees and expenses....................     $             6,523.80
                                                    --------------------------
     Total.........................................     $            40,000.00
                                                    ==========================


Item 15.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation law empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

     In accordance with Delaware law, our restated certificate of incorporation contains a provision to limit the personal liability of our directors for violations of their fiduciary duty as a director. This provision eliminates each director's liability to us or our stockholders for monetary damages except (i) for any breach of each director's duty of loyalty to us or our stockholders,
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.



928158.3
                                      II-1

Item 16.  Exhibits

EXHIBIT NO.                       DESCRIPTION

2.1* Agreement and Plan of Merger dated as of March 5, 1998 among Discovery, ATI Acquisition Corp. and ATI.

2.2** Agreement and Plan of Reorganization and Merger, dated as of July 16, 1997, by and between Discovery and Old Discovery.

5.1 Opinion of Battle Fowler LLP regarding the legality of the securities being registered.

23.1      Consent of Richard A. Eisner & Company, LLP.

24.1+     Powers of Attorney.

----------------------

* Incorporated by reference to Discovery's Annual Report on Form 10-KSB for the year ending December 31, 1998.

** Incorporated by reference to Discovery's Registration Statement on Form S-4 (File No. 333-34337).

+    Previously Filed.

Item 17.  Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registrant Statement:

        (i) To include any prospectus required by Section 10(a) (3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) that individually or in the aggregate represent a fundamental change in the information set forth in the Registration Statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

928158.3
                                      II-2

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)    To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



928158.3
                                      II-3

                                   SIGNATURES

     Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, New York, on the 20th day of April, 2000.


                                    DISCOVERY LABORATORIES, INC.
                                    (Registrant)


                                    By:  /s/ Robert J. Capetola, Ph.D.
                                        --------------------------------
                                            Robert J. Capetola, Ph.D.
                                            Chief Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert J. Capetola and Evan Myrianthopoulis, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person in his name, place and stead, in any and all capacities, in connection with the Registrant's Registration Statement on Form S-3 under the Securities Act of 1933, as amended, including, without limiting the generality of the foregoing, to sign the Registration Statement in the name and on behalf of the Registrant or on behalf of the undersigned as a director or officer of the Registrant, and any and all amendments or supplements to the Registration Statement, including any and all stickers and post-effective amendments to the Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities as the Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.



               Signature                             Title                     Date
               ---------                             -----                     ----
   /s/ Robert J. Capetola, Ph.D.            Chief Executive Officer       April 20, 2000
--------------------------------
     Robert J. Capetola, Ph.D.

     /s/ Evan Myrianthopoulos               Vice President, Finance       April 20, 2000
--------------------------------
       Evan Myrianthopoulos

        /s/ Cynthia Davis                         Controller              April 20, 2000
--------------------------------        (Principal Accounting Officer)
           Cynthia Davis

/s/ Steve H. Kanzer, C.P.A., Esq.            Chairman of the Board        April 20, 2000
--------------------------------
  Steve H. Kanzer, C.P.A., Esq.

      /s/ Richard G. Power                         Director               April 20, 2000
--------------------------------
        Richard G. Power


928158.3
                                      II-4


               Signature                             Title                     Date
               ---------                             -----                     ----
 /s/ Marvin E. Rosenthale, Ph.D.                   Director               April 20, 2000
--------------------------------
   Marvin E. Rosenthale, Ph.D.

                                                   Director               April __, 2000
--------------------------------
       Mark C. Rogers, M.D.

     /s/ Herbert McDade, Jr.                       Director               April 20, 2000
--------------------------------
        Herbert McDade, Jr.

                                                   Director               April __, 2000
--------------------------------
         Max Link, Ph.D.

     /s/ David Naveh, Ph.D.                        Director               April 20, 2000
--------------------------------
       David Naveh, Ph.D.

      /s/ Richard Sperber                          Director               April 20, 2000
--------------------------------
        Richard Sperber



928158.3
                                      II-5